Exhibit 99.1

BOE Financial Services of Virginia, Inc. Reports 1st Quarter Earnings

Tappahannock, VA, April 24, 2007/PR Newswire/ BOE Financial Services of Virginia, Inc. (NASDAQ BSXT), parent company of its’ wholly-owned subsidiary Bank of Essex, announced results of operations for the first quarter of 2007. Net income for the first quarter of 2007 was $552,000, a 25.2%, or $186,000 decrease from 2006 first quarter income of $738,000. Basic earnings per common share were $0.46 in the first quarter of 2007 compared to $0.62 in the first quarter of 2006. Tangible book value per common share increased from $21.83 at March 31, 2006 to $23.07 per common share at March 31, 2007.

The decrease in earnings was primarily attributable to an increase of 43.6%, or $640,000 in interest expense in the first quarter of 2007 compared to the same period in 2006. Interest expense was $2,109,000 in the first quarter of 2007 compared to interest expense of $1,469,000 for the same period in 2006. This increase was the result of strong competition among financial institutions for deposits, higher rates in 2007 and growth in certificates of deposits of 12.3%, or $15.8 million at March 31, 2007 compared to March 31, 2006.

Noninterest expenses also contributed to the decline in earnings. Noninterest expenses increased $265,000 to $2,079,000 for the first quarter of 2007 compared to $1,814,000 for the same period of 2006.

Also contributing to the change in net income for the first quarter of 2007 compared to the same period in 2006 was a $30,000, or 7.2%, increase in noninterest income. Noninterest income was $444,000 in the first quarter of 2007 compared to $414,000 for the same period in 2006. Additional operational improvements over the previous year were experienced in gains/losses on securities and income tax expense. Securities gains/losses were a $1,000 gain for the first quarter of 2007 compared to a loss of $31,000 for the same period in 2006. Income tax expense decreased from $227,000 in the first quarter 2006 to $147,000 for the first quarter of 2007. This is a decrease of $80,000 or 35.2%.

George M. Longest, Jr., President and CEO stated: “As the numbers demonstrate, our first quarter 2007 results were clearly impacted by several factors discussed above as well as operating in a flat to inverted yield curve environment. We will continue to focus on net interest income and loan quality, thereby minimizing pressure on net interest margin and reducing the amount of expense necessary to support reserves.”

BOE Financial Services of Virginia, Inc. operates six full service Bank of Essex offices and offers a broad range of financial services to consumers and businesses in Tappahannock, Central Garage, Mechanicsville, West Point and Glen Allen, Virginia. The Company has received approvals and intends to open two offices in Northumberland County in 2007. BOE Financial Services of Virginia stock trades on the NASDAQ under the symbol BSXT and closed at a price of $31.03 on April 23, 2007.

Certain statements in the document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in BOE Financial Services of Virginia, Inc.’s filings with the Securities and Exchange Commission.

Contact: Bruce E. Thomas, Senior Vice President and Chief Financial Officer at (804)-443-4343.

BOE Financial Services of Virginia, Inc.

(Dollar amounts in thousands, except per share data)

Balance Sheet

ASSETS	3/31/2007	3/31/2006	Percent Change
Cash and due	$3,879	$4,959	-21.8%
Federal funds sold	736	—	100.0%
Securities Held-to-Maturity	3,000	3,000
Securities Available-for-Sale	54,415	51,714	5.2%
Equity Securities, restricted, at cost	1,536	1,553	-1.1%
Loans held for sale	250	844	-70.4%
Loans, net of unearned income	199,125	190,095	4.8%
LESS: Allowance for loan losses	(2,405)	(2,346)	2.5%

Loans, net	196,720	187,749	4.8%
Bank premises and equipment, net	10,336	6,259	65.1%
Accrued interest receivable	1,467	1,352	8.5%
Intangible assets	493	619	-20.4%
Other assets	8,704	10,685	-18.5%

Total assets	$281,536	$268,734	4.8%

LIABILITIES
Deposits
Non-interest bearing	$27,532	$27,921	-1.4%
Interest bearing	206,235	191,969	7.4%

Total Deposits	233,767	219,890	6.3%
Federal funds purchased	—	4,391	-100.0%
Federal Home Loan Bank advances	12,000	12,000	0.0%
Acrued interest payable	809	571	41.7%
Other liabilities	2,469	960	157.2%
Trust preferred capital notes	4,124	4,124	0.0%

Total liabilities	253,169	241,936	4.6%

Minority interest in consolidated subsidiaries	—	—
EQUITY CAPITAL
Common stock	6,041	5,996	0.8%
Surplus	5,481	5,282	3.8%
Retained earnings	17,604	15,798	11.4%
Accumulated other comprehensive income	(759)	(278)	173.0%

Total equity capital	28,367	26,798	5.9%

Total liabilities, minority interest, and equity capital	$281,536	$268,734	4.8%

Income Statement	For the quarter ended 3/31/2007	For the quarter ended 3/31/2006	Percent Change
Interest income	$4,442	$3,965	12.0%
Interest expense	2,109	1,469	43.6%

Net interest income	2,333	2,496	-6.5%
Provision for loan losses	—	100	-100.0%

Net interest income after provision for loan losses	2,333	2,396	-2.6%

Noninterest income	444	414	7.2%
Securities (gains)/losses	1	(31)	-103.2%
Noninterest expense	2,079	1,814	14.6%
Income taxes	147	227	-35.2%

Net income	$552	$738	-25.2%

Earnings per share, basic	$0.46	$0.62	-25.8%
Earnings per share, fully diluted	$0.45	$0.61	-26.2%
Tangible book value per share	$23.07	$21.83	5.7%